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                                                                    EXHIBIT 99.1

               VIGNETTE COMPLETES ACQUISITION OF DATASAGE, INC.

AUSTIN, TX--February 15, 2000--Vignette Corporation (Nasdaq:VIGN), the leading provider of e-business applications, today announced it has completed the acquisition of DataSage, Inc., a leading provider of e-marketing and personalization applications that help organizations create a comprehensive single enterprise-wide view of their customers.

Originally announced on January 10, Vignette's acquisition of DataSage adds important e-marketing capabilities to its e-business applications that harness all of an organization's customer interactions to maintain and grow their customer relationships and increase the bottom line. Vignette will sell DataSage's netCustomer software as a stand-alone product and anticipates the software will be fully integrated into its platform by the second quarter of 2000.

Vignette acquired 100 percent of the outstanding stock and assumed all stock options of DataSage in exchange for approximately 3.16 million shares of Vignette common stock. Vignette will account for the transaction using purchase accounting. The Company expects to incur one-time acquisition costs and integration related charges associated with the transaction in the first and second quarters of 2000, which include costs associated with product integration, cross training and other merger related costs.

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ABOUT VIGNETTE CORPORATION

Vignette Corporation is the leading supplier of e-business applications for building online businesses. Vignette enables Internet businesses to reach more prospects, attract and retain new customers, increase overall customer satisfaction and raise the total purchase per visit. Vignette powers more than 500 of the leading dot.com and Fortune 500 e-businesses, including AT&T, BMW, CBS Broadcasting, c|net, Daimler/Chrysler, Drug Emporium, FedEx, Simon & Schuster, Sprint, Tandy Corporation, United Airlines and Waste Management. Vignette e-business applications transparently automate the customer's side of the interaction, taking away much of the anxiety and work involved in being a customer. Headquartered in Austin, Texas, Vignette Corporation has offices located throughout Europe and in Australia and can be found on the Web at www.vignette.com.

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StoryServer, Vignette Syndication Server, VSS, Vignette Development Center, VDC,
Vignette Multi-Channel Server and Vignette are trademarks of Vignette Corporation. All other names and terms in this release are trademarks or registered trademarks of their respective companies.